ANNTAYLOR

Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Comments on First Quarter 2009 Results

at Annual Meeting of Shareholders

New York, NY, May 13, 2009 – Ann Taylor Stores Corporation (NYSE: ANN) President and Chief Executive Officer Kay Krill today told shareholders at the Company’s Annual Meeting that, while sales results in the first quarter were softer than expected—specifically at the Ann Taylor division—the Company expects to report a stronger bottom line than analysts have been expecting.

“Our performance in the first quarter has benefited from strong gross margins and the significant expense savings that we have achieved through our strategic restructuring program. However, our top-line results continued to be negatively impacted by the significant decline in consumer spending, especially for women’s apparel, and by a product offering at the Ann Taylor division that was not compelling and did not yet reflect the evolution of the brand, which will begin this Fall. Nevertheless, we did manage our expenses and our inventories very well in the quarter, and we were successful in delivering a first quarter 2009 gross margin rate that was much higher than the gross margin rate we reported in the fourth quarter of 2008. As a result, we expect to report a first quarter 2009 loss per diluted share that is much better than the current First Call consensus estimate,” stated Ms. Krill.

The Company will release its first quarter 2009 results on Wednesday, May 20, 2009. Results will be released over PR Newswire at approximately 8:00 A.M. Eastern Time. The Company will also host a live conference call and simultaneous audio webcast from 8:30 A.M. to 9:30 A.M. Eastern Time which will include comments from senior management and a question and answer session.

Parties interested in participating in this call should dial in at 866-595-4538 five minutes prior to the start time. A conference access code is not required for the live conference call. A recording of the call will be available from May 20 through May 27. To hear the recording, please call 800-642-1687. The conference access code is 88266705.

To access the simultaneous webcast of the conference call (a replay of which will be available), please access the Company’s Investor Relations web site at http://investor.anntaylor.com.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 935 Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of January 31, 2009, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	general economic conditions and the current financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•

continuation of lowered levels of consumer spending, changes in levels of store traffic, lowered levels of consumer confidence and higher levels of unemployment resulting from the worldwide economic downturn;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	the Company’s ability to realize deferred tax assets and the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels;

•

the Company’s ability to manage the profitability of its existing stores, effectively renew or re-negotiate the terms of existing store leases, or locate new store sites or negotiate favorable lease terms for additional stores;

•	the Company’s ability to predict accurately client fashion preferences;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the imposition of legislation relating to import quotas or other possible trade law or import restrictions;

•

risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured and supplier inability to obtain adequate credit or access to liquidity to finance operations;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.